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                            Willkie Farr & Gallagher
                               One Citicorp Center
                              153 East 53rd Street
                          New York, New York 10022-4677











May 8, 1997



The Topps Company, Inc.
One Whitehall Street
New York, NY  10004

Ladies and Gentlemen:

We have acted as counsel to The Topps Company, Inc. (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about May 8, 1997, in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 3,518,642 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), issuable under The Topps Company, Inc. 1996 Stock Option Plan (the "Plan").

As counsel for the Company, we have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, certificates and records as we deemed necessary and appropriate for the purpose of rendering this opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan for a consideration of at least $0.01 per Share, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as part of the Registration Statement.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and federal law.

Very truly yours,


/s/ Willkie Farr & Gallagher